Exhibit 21.1

Abraxis BioScience, Inc.

List of Subsidiaries

The following is a list of subsidiaries of Abraxis BioScience, Inc. as of December 31, 2006, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Where Incorporated

Pharmaceutical Partners of Canada	Ontario, Canada

WebDrugSource.com, Inc.	California

APP International Holding Company, Inc.	Delaware

Pharmaceutical Partners of Europe B.V.	Netherlands

Pharmaceutical Partners of Europe C.V.	Netherlands

Pharmaceutical Partners of Switzerland GmbH	Switzerland

South African Pharmatech (Pty) Limited	South Africa

Abraxis Bioscience Manufacturing, LLC	Puerto Rico

Chicago Bioscience, LLC	Illinois

Transplant Research Institute	California

Resuscitation Technologies, LLC	Delaware

VivoRx Autoimmune, Inc.	California

APP Strategic Partners I, LLC	Delaware

Jefferson XIII, LLC	Delaware

Readyflex Solutions LLC	Delaware

Readyflex Solutions LLC	Puerto Rico

Abraxis Bioscience Limited	United Kingdom

Abraxis Bioscience Australia Pty Ltd.	Australia

Drug Source Company, LLC	Delaware